SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 19, 2009

IB3 NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52374	61-1433933
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10 South High Street, Canal Winchester, Ohio	43110
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (614) 833-9713 x235

___________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.02 Termination of a Material Definitive Agreement.

Sublease, First Amendment, and Service Contracts

On February 10, 2009, iBeam Solutions, LLC (“iBeam”), a wholly owned subsidiary of IB3 Networks Inc. (the “Company”) and Data Center 101, LLC, (“Data”) entered into a sublease agreement (the “Sublease”) to lease 5,000 square feet of office space located on the third floor of the building at 101 East Town Street, Columbus, Ohio (the “Premises”). The Sublease was amended (the “First Amendment”) on March 3, 2009.

Also on February 10, 2009, Data assigned to iBeam certain lease agreements and service contracts (the “Service Contracts”) it had entered into prior with the tenants of the Premises.

A description of the terms and conditions of the Sublease, First Amendment, and Service Contracts, along with copies of those agreements, are found in the Company’s Form 8-K filed on March 9, 2009 with the Securities and Exchange Commission, and incorporated herein by reference.

Events of Default, Termination and Litigation

Starting in May of 2009, iBeam notified Data of events of default attributable to it as Sublandlord under the Sublease, including Data’s failure to remit to iBeam customer recurring revenues under contracts which were assigned to iBeam as of the effective date of the Sublease, Data’s failure to remove equipment improperly housed on the Premises, and Data’s failure to properly account for charges and credits under the Sublease.

On June 16, 2009, Data posted a “Notice to Leave the Premises” at the Premises directing iBeam to vacate the Premises on or before June 19, 2009 due to iBeam’s alleged “nonpayment of rent” and “failure to comply with the terms of the Sublease.”

On June 19, 2009, iBeam notified Data that iBeam had vacated the Premises and that it considered Data’s events of default to have terminated both the Sublease and iBeam’s obligations as a Subtenant.

On July 15, 2009, iBeam commenced an action against Data in the Court of Common Pleas of Franklin County, Ohio for Negligent Misrepresentation, Common Law Fraud, Breach of Sublease Agreement and Declaratory Relief,requesting money damages and a declaration that the Sublease has been terminated and is of no further legal force or effect.  At this time, the Company cannot make any evaluation of the outcome of this litigation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IB3 Networks, Inc.

By:           / s/ Eric Schmidt
Eric Schmidt,
Chief Executive Officer
Date:       July 16, 2009